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                         February 11, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  HVA Money Market Fund, Inc.
     Registration Statement on Form N-14

Dear Sirs:

As counsel of ITT Hartford Group, Inc., I am familiar with the HVA Money Market Fund, Inc. (the "Fund"), an open-end, diversified management investment company whose shares are the subject of a Registration Statement on Form N-14 (the "Shares"). The Shares to be issued under this Registration Statement will be issued in connection with a reorganization of the Hartford U.S. Government Money Market Fund, Inc.

In connection with this opinion, I have reviewed relevant materials including the Registration Statement, the Articles of Incorporation and proceedings of the Board of Directors of the Fund.

Based upon this review, I am of the opinion that the Shares, when issued, will have been legally and validly issued, fully paid and non-assessable.

I further consent to the use of this opinion as an exhibit to the above-captioned Registration Statement and to my being named under the "Experts" section therein.

Very truly yours,

/s/ Kevin J. Carr

Kevin J. Carr
Counsel